                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                          UNUM CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

[LOGO]                                                     UNUM Corporation
                                                           2211 Congress Street
                                                           Portland, Maine 04122

                                                                  March 28, 1994

To Our Stockholders:

    You are invited to attend the 1994 Annual Meeting of Stockholders of UNUM Corporation. The meeting will be held on May 13, 1994, at 10:30 a.m. at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine.

    The items to be considered at this meeting are detailed in this proxy statement. Also enclosed is a copy of UNUM Corporation's 1993 Annual Report, including consolidated financial statements.

    WHETHER OR NOT YOU PLAN ON ATTENDING THE ANNUAL MEETING, WE ASK THAT YOU COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE
ENVELOPE PROVIDED.

    Thank you for your interest in and commitment to UNUM Corporation. We look forward to seeing you at the meeting.

                                          Sincerely,
                                          JAMES F. ORR III
                                          Chairman and
                                          Chief Executive Officer

                                UNUM CORPORATION
                              2211 CONGRESS STREET
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of UNUM Corporation, a Delaware corporation (the "Corporation"), will be held at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine, on May 13, 1994, at 10:30 a.m., local time, for the following purposes:

            1.  To elect four directors  to serve for three-year terms  expiring in 1997, and one director to serve for a one-year term expiring in 1995;

            2.    To  ratify  the  appointment  of  Coopers  &  Lybrand  as  the
               Corporation's independent auditors for the year 1994; and

            3.  To transact any other business that may properly come before the
               Annual Meeting.

    The close of business on March 15, 1994, has been fixed as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

                                          By order of the Board of Directors,
                                          KEVIN J. TIERNEY
                                          SECRETARY

    YOUR VOTE IS IMPORTANT TO ENSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

March 28, 1994
Portland, Maine

                                UNUM CORPORATION
                                PROXY STATEMENT
         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 1994
                              GENERAL INFORMATION

    This proxy statement concerns the Annual Meeting of Stockholders to be held on May 13, 1994 (the "Annual Meeting"). The Board of Directors is soliciting your proxy for use at the meeting and at any adjournment of the meeting by asking you to date, sign and return the enclosed proxy card.

    For proxy cards properly dated, signed and returned, the shares will be voted at the meeting in accordance with each stockholder's directions. Please vote by marking the appropriate boxes on the enclosed proxy card. If the card is signed and returned without directions, the shares will be voted "FOR" the election of all directors as nominated, and "FOR" the ratification of Coopers & Lybrand as the Corporation's independent auditors. If other matters properly come before the meeting, the shares will be voted in accordance with the best judgment of the persons named as proxies on the proxy card. Any shares not voted "FOR" a particular director as a result of a direction to withhold or a broker nonvote will not be counted in such director's favor. All other matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for this purpose. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange. A proxy may be revoked by a stockholder at any time before its use by giving written notice of revocation to the Corporate Secretary of UNUM Corporation, 2211 Congress Street, Portland, Maine 04122, by submitting a subsequent proxy, or by voting in person at the Annual Meeting. This proxy statement and the enclosed proxy card are being sent to stockholders beginning approximately March 30, 1994.

    UNUM Corporation (the "Corporation" or "UNUM") had 75,544,126 outstanding shares of Common Stock, par value $0.10 per share (the "Common Stock"), as of March 15, 1994.

                         ITEM 1. ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes. Generally, at each annual meeting, one class of directors, or approximately one-third of the total number of directors, is elected, and the term of that class is three years. As of the close of the Corporation's last Annual Meeting on May 14, 1993, there were five Class II directors, four Class III directors and four Class I directors, serving terms expiring in 1994, 1995 and 1996, respectively. The term of the Class II directors expires with this Annual Meeting. One Class III director, Robert L. Swiggett, will be retiring with this Annual Meeting. In light of Mr. Swiggett's retirement, the Board of Directors has voted to reduce the number of directorships to 12, with the reduction occurring within Class II, effective the day of the 1994 Annual Meeting.

    The Board of Directors proposes the election of Gayle O. Averyt, Gwain H. Gillespie, Cynthia A. Montgomery and James L. Moody, Jr. as Class II directors, to hold office for a term of three years, expiring at the close of the Annual Meeting of Stockholders to be held in 1997 and until their successors are elected and qualify. In addition, the Board of Directors proposes the election of Kenneth S. Axelson as a Class III director, to serve out the remaining term of the Class III directorship to be vacated by Mr. Swiggett, to hold office for a term of one year, expiring at the close of the Annual Meeting of Stockholders to be held in 1995, and until his successor is elected and qualifies. Each nominee is currently serving as a member of the Board of Directors of the Corporation.

    If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board of Directors recommends, if any. The Board of Directors has no reason to believe that any of the named nominees is not available or would be unable to serve if elected.

    Set forth below is information about each nominee and continuing director, including age, position(s) held with the Corporation, principal occupation, business history for at least five years, and other directorships held. The terms of office for each of the remaining seven directors continue until the close of the Annual Meeting of Stockholders in the year shown along with each director's name.

                                                                                                           EXPIRES
NAME                                                 AGE      DIR. SINCE         POSITION(S) HELD           TERM
- -----------------------------------------------     -----     -----------  ----------------------------  -----------
James F. Orr III...............................          51         1986   Chairman and Chief                  1996
                                                                             Executive Officer
Gayle O. Averyt................................          60         1993   Director                            1994
Kenneth S. Axelson.............................          71         1983   Director                            1994
Robert E. Dillon, Jr...........................          62         1990   Director                            1996
Gwain H. Gillespie.............................          62         1991   Director                            1994
Ronald E. Goldsberry...........................          51         1993   Director                            1996
Donald W. Harward..............................          54         1990   Director                            1996
Cynthia A. Montgomery..........................          41         1990   Director                            1994
James L. Moody, Jr.............................          62         1988   Director                            1994
Lawrence R. Pugh...............................          61         1988   Director                            1995
Lois Dickson Rice..............................          61         1993   Director                            1995
John W. Rowe...................................          48         1988   Director                            1995

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 1997:

                 GAYLE O. AVERYT
                 Chairman Emeritus
                 Colonial Companies, Inc.
    (Picture)    Columbia, South Carolina
    Gayle  O. Averyt served as Chairman of Colonial Companies, Inc. from August 1989 to
December 1993,  and  additionally, served  as  Chairman  of Colonial  Life  &  Accident
Insurance  Company from 1970 to December 1993. Mr.  Averyt also serves as a director of
NationsBank of South Carolina, a wholly owned subsidiary of NationsBank Corporation.
                 GWAIN H. GILLESPIE
                 Vice Chairman Emeritus
                 UNUM Corporation
    (Picture)    Portland, Maine
    Gwain H. Gillespie served as  Vice Chairman of the Board  from May 1991 to  October
1992.  He served as Executive Vice President, Finance and Administration from September
1988 to May 1991,  and additionally as  Chief Financial Officer  from December 1988  to
April  1989 and as Treasurer from December 1988  to May 1989. Mr. Gillespie joined UNUM in 1988.
                 CYNTHIA A. MONTGOMERY
                 Professor of Competition and Strategy
                 Harvard University Graduate School of Business Administration
    (Picture)    Boston, Massachusetts
    Cynthia A.  Montgomery  is a  professor  of  Competition and  Strategy  at  Harvard
University  Graduate School of Business Administration, a post she has held since 1989.
Ms. Montgomery was previously a professor at Northwestern University from 1985 to 1989.
She also serves as a director of certain Merrill Lynch funds.

                 JAMES L. MOODY, JR.
                 Chairman
                 Hannaford Bros. Co.
    (Picture)    Scarborough, Maine
    James L. Moody, Jr. is the Chairman and former Chief Executive Officer of Hannaford
Bros. Co., a Maine-based food retailing  company. Mr. Moody joined Hannaford Bros.  Co.
in 1959. He is also a director of the Penobscot Shoe Company, IDEXX Laboratories, Inc.,
Sobeys  Inc., Hills Stores  Company and several  funds of the  Colonial Group of Mutual
Funds.

NOMINEE FOR ELECTION FOR TERM EXPIRING IN 1995:

                 KENNETH S. AXELSON
                 Director of various corporations
    (Picture)    Rockland, Maine
    Kenneth S. Axelson retired in 1982 as Executive Vice President and director of J.C.
Penney Company, Inc., a post he had held since 1981. Mr. Axelson joined J.C. Penney  in
1963.  He also serves as a director or trustee of Grumman Corporation, Zurn Industries,
Inc., several Merrill Lynch funds and The Chicago Dock and Canal Trust.

CONTINUING DIRECTORS:
                 ROBERT E. DILLON, JR.
                 Executive Vice President
                 Sony Electronics Inc.
    (Picture)    Park Ridge, New Jersey
    Robert E.  Dillon,  Jr.  is  Executive Vice  President  of  Sony  Electronics  Inc.
("Sony"),  a New  Jersey-based electronics  firm, a  post he  has held  since 1981. Mr.
Dillon joined Sony in 1973.

                 RONALD E. GOLDSBERRY
                 Vice President and General Manager
                 Customer Service Division
                 Ford Motor Company
    (Picture)    Detroit, Michigan
    Ronald E. Goldsberry is Vice President and General Manager of the Customer  Service
Division  at Ford Motor Company ("Ford Motor"), a post he has held since February 1994.
Previously, Dr. Goldsberry served as General Sales and Marketing Manager for the  Parts and  Service  Division at  Ford Motor  from  October 1991  to February  1994, Executive
Director for Sales and Service Strategies of  Sales Operations at Ford Motor from  1990 to  October 1991, and General  Manager for the Plastics,  Paint and Vinyl Division, and
President of Parker Chemical Company, a subsidiary of Ford Motor, from January 1987  to
May 1990. He is also Chairman of UNC Ventures, Inc., a venture capital firm.
                 DONALD W. HARWARD
                 President
                 Bates College
    (Picture)    Lewiston, Maine
    Donald  W. Harward is President of Bates College in Maine, a post he has held since
October 1989. Previously, Dr. Harward served as Vice President for Academic Affairs  of
The College of Wooster in Ohio from 1982 to October 1989.
                 JAMES F. ORR III
                 Chairman and Chief Executive Officer
                 UNUM Corporation
    (Picture)    Portland, Maine
    James  F. Orr III was elected Chairman of the Board in February 1988. Additionally,
he has  served as  President and  Chief  Executive Officer  since September  1987,  and
previously   served  as  President  and  Chief  Operating  Officer  after  joining  the
Corporation in September 1986. Mr. Orr also serves as a director of Nashua  Corporation and Grumman Corporation.

                 LAWRENCE R. PUGH
                 Chairman and Chief Executive Officer
                 VF Corporation
    (Picture)    Reading, Pennsylvania
    Lawrence  R. Pugh  is Chairman  and Chief Executive  Officer of  VF Corporation, an
apparel company in  Pennsylvania, a post  he has held  since 1983. Mr.  Pugh joined  VF
Corporation  in 1980.  He is  also a  director of  The Black  & Decker  Corporation and
Meridian Bancorp, Inc.
                 LOIS DICKSON RICE
                 Guest Scholar
                 The Brookings Institution
    (Picture)    Washington, D.C.
    Lois Dickson Rice is a guest scholar  at The Brookings Institution, a post she  has held since October 1991. From 1981 to 1991, Ms. Rice served as Senior Vice President of
Government  Affairs and a director of Control Data  Corp. She also serves as a director
of  McGraw-Hill,   Inc.,  International   Multifoods  Corporation,   Shawmut   National
Corporation,  Hartford Steam  Boiler Inspection  & Insurance  Co. and  Bell Atlantic --
Washington.
                 JOHN W. ROWE
                 President and Chief Executive Officer
                 New England Electric System
    (Picture)    Westborough, Massachusetts
    John W. Rowe is President,  Chief Executive Officer and  a director of New  England
Electric System ("NEES"), a post he has held since joining NEES in February 1989, and a director  of certain subsidiaries of NEES including Massachusetts Electric Company, The
Narragansett Electric  Company  and New  England  Power Company.  Mr.  Rowe is  also  a director of Bank of Boston Corporation.

                             SECURITY OWNERSHIP (1)

    The following table sets forth information regarding the beneficial ownership of the Common Stock of the Corporation, as of March 1, 1994, by each director, nominee and named executive officer, and by all directors, nominees and executive officers of the Corporation as a group. The total share holdings reported for all directors, nominees and executive officers as a group total 2.0% of the outstanding shares on March 1, 1994, as calculated pursuant to the Commission's rules. All other amounts reported total less than 1% of the outstanding shares on such date.

                                                                             NUMBER OF SHARES
                                                                               BENEFICIALLY
                                                                                   OWNED
                                                                                SUBJECT TO
                                                                                  OPTIONS
                                                                 SHARES         EXERCISABLE       TOTAL SHARES
DIRECTORS, NOMINEES AND                                       BENEFICIALLY     AS OF MAY 31,      BENEFICIALLY
NAMED EXECUTIVE OFFICERS                                         OWNED             1994               OWNED
- -----------------------------------------------------------  --------------  -----------------  -----------------
James F. Orr III...........................................      128,821(2)        168,100            296,921(2)
Gayle O. Averyt............................................      671,778(3)              0            671,778(3)
Kenneth S. Axelson.........................................       20,058             5,000             25,058
Robert E. Dillon...........................................        1,708             5,000              6,708
Gwain H. Gillespie.........................................       27,216(4)         87,000            114,216(4)
Ronald E. Goldsberry.......................................          300             2,000              2,300
Donald W. Harward..........................................        1,046(5)          3,700              4,746(5)
Cynthia A. Montgomery......................................          200(6)          4,000              4,200(6)
James L. Moody, Jr.........................................        4,000             5,000              9,000
Lawrence R. Pugh...........................................        2,000             5,000              7,000
Lois Dickson Rice..........................................          300             2,000              2,300
John W. Rowe...............................................        1,000             2,000              3,000
Robert L. Swiggett.........................................       15,196             5,000             20,196
W. Francis Brennan.........................................       27,369            23,000             50,369
Stephen B. Center..........................................       40,404            26,700             67,104
Peter J. Moynihan..........................................       26,944            36,750             63,694
Kevin P. O'Connell*........................................       16,064            14,600             30,664
All directors, nominees and executive officers as a group
  (21 persons including the above named)*..................    1,036,121(7)        484,200          1,520,321(7)

- ------------
(1) The number of shares reflected which, under applicable regulations of the Securities and Exchange Commission ("Commission"), are deemed to be beneficially owned. Unless otherwise indicated, the person indicated holds sole voting and dispositive power.
(2)   Includes 10,182 shares held by Mr. Orr's spouse and minor children.
(3) Includes 536,562 shares held in trust for the benefit of family members under several trusts pursuant to which Mr. Averyt, as trustee, has sole or shared voting or dispositive power. Mr. Averyt disclaims beneficial ownership of 446,082 of these shares held in trust.
(4)   Includes 16,000 shares held jointly with or by, Mr. Gillespie's spouse.
(5)   Includes 1,002 shares held jointly with Dr. Harward's spouse.
(6)   Includes 200 shares held jointly with Ms. Montgomery's spouse.

(7) Includes 508,950 shares held in the name of a spouse, minor children or certain other relatives sharing the same home as the director or executive officer, or held by the director or executive officer, or the spouse of the director or executive officer, as a trustee or as a custodian for family members.
* Denotes or includes officers of a subsidiary who are not officers of the Corporation but are considered "executive officers" of the Corporation under rules of the Commission.

    Indicated below are the number of shares beneficially owned as of December 31, 1993, by holders of more than five percent of the Common Stock as reported to the Commission by such holders on forms 13G, and the percentage of the total shares of the Common Stock outstanding which such holdings represented on such date. The Prudential Insurance Company of America ("Prudential"), Prudential Plaza, Newark, New Jersey 07102, reported beneficial ownership of 4,552,467 shares (6.0%), including shared dispositive power over 4,167,201 shares, shared voting power over 3,563,601 shares, and sole voting and dispositive power over 385,266 shares. A subsidiary of Prudential, Jennison Associates Capital Corp., 466 Lexington Avenue, New York, New York 10017, reported beneficial ownership of 4,529,100 shares (6.0%), including shared dispositive power over all shares, shared voting power over 3,239,100 shares, and sole voting power over 685,400 shares. Per Prudential, all of the 4,529,100 shares are included in the shares reported as beneficially owned by Prudential.

                       BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held 10 meetings during 1993. Average attendance at Corporation board and committee meetings in 1993 was 94 percent. Each director attended more than 75 percent of the board and committee meetings of which he or she was a member, with the exception of Mr. Pugh, who attended 71% of such meetings. The Board of Directors has four standing committees, responsible for assisting the full Corporation board in the discharge of its responsibilities. Each committee member is appointed annually and serves until a successor is named. All committees report their deliberations and recommendations to the full Corporation board. The membership and principal responsibilities of each committee are described below.

    The Audit Committee, which held eight meetings in 1993, consists of four directors: Mr. Axelson, who is Chairperson, Mr. Moody, Ms. Rice and Mr. Rowe. This committee is responsible for reviewing the activities of the Corporation's independent auditors and the internal audit department, with particular attention to corporate accounting, reporting practices of the Corporation, the quality and integrity of its financial statements and the independence of the outside auditors. Each year it is responsible for recommending to the full Corporation board the appointment of independent auditors.

    The Compensation Committee, which held seven meetings in 1993, consists of four directors: Mr. Pugh, who is Chairperson, Mr. Dillon, Dr. Harward and Mr. Swiggett. This committee is responsible for monitoring compensation practices to ensure that compensation is being designed and administered in a manner that is consistent with the Corporation's compensation principles, objectives and strategy.

    The Board Governance Committee, which held five meetings in 1993, consists of three directors: Mr. Swiggett, who is Chairperson, Mr. Moody and Mr. Orr. This committee is responsible for recommending Corporation board membership candidates and compensation for Corporation board and committee membership to the full Corporation board. The committee is also responsible for determining committee composition and conducting periodic evaluations of the Corporation board's performance and of the contribution of individual Corporation board members.

    The Investment Committee, which was formed in May 1993, held two meetings in 1993. It consists of four directors: Ms. Montgomery, who is Chairperson, Mr. Averyt, Mr. Gillespie and Dr. Goldsberry. This committee is responsible for reviewing investment policy and related investment strategy, and for monitoring the performance of the investment results of the Corporation and its subsidiaries. In particular, the committee is responsible for reviewing risk management practices, non-performing assets and related reserving policy.

    The By-Laws of the Corporation establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Corporation board, of candidates for election as directors. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 60 nor more than 90 days prior to the meeting at which directors are to be elected, unless less than 75 days' notice of the date of the meeting is given or made to stockholders, in which case notice by the stockholder must be received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed. A stockholder's notice to the Secretary shall set forth (a) as to each nominee for director (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class and number of shares of the Corporation that are beneficially owned by the person; and (iv) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Corporation are traded, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of the Corporation that are beneficially owned by the stockholder.

                           COMPENSATION OF DIRECTORS

    Non-officer directors are paid an annual retainer of $27,500 by the Corporation. Directors who chair a committee of the UNUM board are paid an additional annual retainer of $4,000. Directors are also paid an attendance fee of $1,000 for each board meeting attended, and an additional $1000 for each committee meeting attended. Directors may defer their compensation pursuant to a nonqualified Deferred Compensation Plan. Directors are also reimbursed for out-of-pocket expenses relating to attendance at meetings. In addition, pursuant to the Corporation's 1990 Long-Term Stock Incentive Plan, each continuing non-employee director receives an annual automatic grant of an option to purchase 1,000 shares of Common Stock, and each newly elected non-employee director receives an automatic grant of an option to purchase 2,000 shares of Common Stock.

    Upon termination of service as a director, each non-officer director who has served for at least one full three-year term will receive an annual consulting fee equal to the director's final year retainer for as many years as the director has served, or until his or her earlier death or association with a competitor of the Corporation.

    On March 26, 1993 the Corporation consummated a merger pursuant to which Colonial Companies, Inc. ("Colonial"), an insurance holding company providing primarily individual health, accident and cancer insurance, became a wholly-owned subsidiary of the Corporation, and the stockholders of Colonial's Class A and Class B Common Stock received .731 shares of the Corporation's Common Stock for each of the approximately 1.9 million shares of Class A Common Stock and 13.7 million shares of Class B Common Stock of Colonial outstanding, for an aggregate market value of approximately $656 million. In connection with this transaction, Gayle O. Averyt, Chairman of the Board at that time and a principal stockholder of

Colonial, was elected to the Board of Directors of the Corporation effective March 26, 1993. Pursuant to the merger agreement, Mr. Averyt and members of his immediate family received UNUM Common Stock in exchange for shares of Colonial's Class A and Class B Common Stock held by them at the same exchange ratio as other Colonial stockholders. Mr. Averyt reported beneficial ownership of UNUM Common Stock received in the merger of 1,043,114 shares (and disclaimed beneficial ownership of 614,786 of such shares). Additionally, based on available information, members of his immediate family (as defined in the Commission's rules) received approximately 545,118 shares of UNUM Common Stock in exchange for their Colonial Class A and Class B Common Stock. Mr. Averyt continued to serve as Chairman of the Board of Colonial until December 1993. During 1993, he received a salary of $250,000 and fringe benefits with a total value of $17,892, and continued to participate in Colonial's benefit plans. He will continue as an employee of Colonial Life & Accident Insurance Company during 1994.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ELECTION OF THE ABOVE NOMINEES.

          ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors, on the recommendation of its Audit Committee, has appointed Coopers & Lybrand as independent auditors for the year 1994. Although not required, the board has determined that it is desirable to request ratification of this appointment by the stockholders of the Corporation. If ratification is not obtained, the board will reconsider the appointment.

    The Corporation has been advised that representatives of Coopers & Lybrand will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

    Coopers & Lybrand served as the Corporation's independent auditors for 1993, following the Corporation's decision on August 2, 1993, not to reappoint Ernst & Young. In connection with the audits of the fiscal years ended December 31, 1991 and December 31, 1992, and for the interim period dating from January 1, 1993 until August 2, 1993, there were no disagreements between Ernst & Young and the Corporation on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure, that, if not resolved to the satisfaction of Ernst & Young, would have resulted in reference or disclosure in Ernst & Young's reports.

    Ernst & Young's reports for the fiscal years ended December 31, 1991 and December 31, 1992 contained no adverse opinions, no disclaimers of opinion and no qualifications or modifications of opinion as to uncertainty, audit scope, or accounting principles.

    The change of independent auditors for 1993 was recommended by the Audit Committee of the Corporation's Board of Directors and approved by the Board of Directors.

    THE BOARD  OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS THAT  YOU  VOTE  FOR  THIS
PROPOSAL.

                             ITEM 3.  OTHER MATTERS

    The Board of Directors knows of no other matters to be brought before the meeting. If other matters are presented, it is intended that the persons named as proxies on the proxy card will have discretionary authority to vote on such matters in accordance with their best judgment.

                     BOARD COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

    The four-member Compensation Committee of the Board of Directors (the "Committee") generally makes decisions on compensation for the Corporation's executives. Each member of the Committee is a non-employee director. The full Board reviews the Committee's decisions relating to the compensation of the Corporation's Chief Executive Officer; however, decisions regarding awards granted to the Chief Executive Officer under stock-based compensation plans are made solely by the Committee.

    The Corporation has designed its compensation philosophy, "Pay for Performance," to reward all UNUM employees, including executive officers, for making progress towards and attaining the Corporation's goals. In the case of executive officers, this philosophy aims to provide compensation which depends heavily on performance and properly balances long-and short-term objectives.

    Effective in 1994, Congress enacted a limitation on the deductibility for federal income tax purposes of certain compensation in excess of one million dollars payable to "covered employees", generally the Chief Executive Officer and the next four most highly compensated executive officers of the Corporation who are employed at the end of the year. Based on proposed regulations issued by the Internal Revenue Service in December 1993 and pending review by the Committee of the final regulations to be issued, the Committee intends to attempt to maximize the deductibility of executive compensation paid by the Corporation. However, the Committee intends to make compensation determinations that it believes to be in the best interests of the shareholders, whether or not such compensation is fully deductible.

    There are three components of executive compensation: base salary, contingent yearly cash payments under the Annual Incentive Plan, and long-term incentives (awards of stock options and shares of restricted stock). In February of each year, the Committee: 1) sets an annual base salary for each executive;
2) sets threshold, target and maximum payment amounts under the Annual Incentive Plan for the current year; 3) approves Annual Incentive Plan payments for the prior year; and 4) approves awards of stock options and restricted stock. By making all of these determinations in February, the Committee is able to consider, in light of the audited financial results from the prior year that become available at that time, all elements of compensation as a whole and to communicate a consistent message to all employees.

    While the performance graph that appears immediately after this report compares the Corporation's financial performance to that of the companies included in the Dow Jones Life Insurance Index, the Committee looks more broadly when making compensation determinations because the Corporation's market for executive managers is not limited to the life insurance industry. The Corporation sets salaries that are within ranges, the mid-points of which are at the median of salaries of a representative group of 78 peer companies, consisting of major insurance, financial services and industrial firms. The 1993 salary shown for the Chief Executive Officer in the Summary Compensation Table was below the median for these peer companies and reflects a 3.4% salary rate increase over 1992. The Committee made this determination based on the average salary increase for employees of the Corporation's principal operations of 3%, the Corporation having well exceeded its return-on-equity target for 1992, and the excellent performance by the Chief Executive Officer under the personal leadership measures of his individual 1992 performance plan.

    Annual Incentive Plans and long-term compensation are designed so that the total compensation paid to executive officers will be somewhat above median compensation for peer companies in the event of a target-level Annual Incentive payout in a given year, and considerably above the median in the event of a maximum payout. Conversely, total compensation for UNUM's executive officers will be lower than that of peer companies in the event that the Corporation's performance does not meet its goals. Because the targets are set aggressively, the Committee believes that the total compensation for executive officers is highly leveraged.

    Annual Incentive Plan awards for the Chief Executive Officer are based entirely on overall corporate performance, giving the greatest weight to attainment of annual earnings-per-share targets, but also considering progress against the Corporation's long-term strategic goals as described below. For other executive officers, both the financial and strategic components of the award determination include specific goals of the executive's business unit. Reflecting the evolution of the Corporation to a holding company structure, beginning with the 1994 Annual Incentive Plan (payable in February of 1995 and to be renamed the "Results Sharing Plan"), the Annual Incentive targets of the Corporation's Executive Vice Presidents as well as its Chief Executive Officer will be entirely based on corporation performance, and business unit heads' targets will be based on the performance of their unit, the Corporation subsidiary of which it is a part, and of the Corporation as a whole.

    Although the Corporation's top managers have already demonstrated a strong commitment to the enterprise through the acquisition of UNUM stock, especially given the relatively short time that the Corporation has existed as a public company, the Committee continues to believe that long-term compensation for all officers should be stock-based in order to tie the interests of the executives as closely as possible to those of the shareholders. In addition, in order to guide future managers of the Corporation, the Committee has worked with management during 1993 in developing targeted levels of stock ownership for senior officers. The guidelines, which were adopted by the Corporation at the end of 1993, provide that over time the Chief Executive Officer, each Executive Vice President, and each Senior Vice President-level officer should aim to accumulate UNUM stock valued at five-, three-, and two-times salary, respectively. The Committee does not take into consideration the level of an executives' stock ownership or accumulated stock options in making determinations concerning the size of stock-based awards.

    The Corporation grants non-qualified stock options at fair market value. These options are market focused, and both company performance and external factors including the economy, interest rates and industry cycles affect their value. Stock options basically reflect increased shareholder value, however, and have no value to optionees unless the Corporation's stock price increases.

    The value to executives of UNUM's other form of long-term incentive -- shares of restricted stock -- also reflects stock price. However, executives only receive ownership rights to restricted stock upon the Corporation's attainment of specific financial targets over a three-year period. The financial targets for restricted stock payouts to-date under the program have been in terms of a three-year average return on equity. No shares of restricted stock were paid out during 1993 because the restrictions had not yet lapsed on any shares.

    The Annual Incentive  Award for  the Chief  Executive Officer  for 1993  was
$454,600, compared with $543,100 for 1992. The principal reason for this difference was that although the Corporation's financial performance exceeded internal earnings-per-share targets both in 1993 and 1992, 1992 performance exceeded the target for that year by a wider margin. In determining the amount of the Annual Incentive Awards for the Chief Executive Officer, the Committee also took into consideration a number of other factors, without assigning numerical weight to any one. The Committee noted that despite a challenging business environment for the industry as a whole, the Corporation had delivered a sixth consecutive year of record sales, premium and net income. The Committee observed that management has continued to focus its attention on taking insurance risks, which it has the core expertise to underwrite and manage, and has avoided compromising the Corporation's financial strength by not taking undue risk in its investment of assets.

    The Committee also took into consideration the continued effective leadership demonstrated by management, and in particular by the Chief Executive Officer, in committing the full resources of the Corporation to aggressive long-term goals. Following 1987, when the Corporation's return on equity was approximately 7%, management set the goal of achieving a 15% return on equity by 1992. The Corporation attained this goal one year ahead of schedule. Thereupon, in December of 1992, management announced the '98 Goals. As more fully described in the accompanying Annual Report, the '98 Goals set very aggressive, measurable performance standards in the categories of Shareholder Value, UNUM People, Operating Effectiveness and Customer Satisfaction, in support of the
Corporation's vision of becoming the worldwide leader in disability and specialty risk insurance products by 1998.

    Finally, the Committee credited management with setting a strategic direction that is calculated to create superior long-term shareholder value. In particular, the Committee took note of the Corporation's investments overseas in the United Kingdom and in Japan, in developing its long-term care business, in transitioning to a holding company operating structure and in dedicating resources to maximize the value of its recent merger with Colonial Companies, Inc. and acquisition of Duncanson & Holt, Inc. As illustrated by the following performance graph, despite the lack of stock price appreciation during 1993, the Corporation's shareholders have benefited from management's actions through a total return over the past five years that far exceeds that of the Corporation's peers and would have placed the company in the top quartile of the Standard & Poor's ("S&P") 500.

Robert E. Dillon, Jr.   Donald W. Harward   Lawrence R. Pugh  Robert L. Swiggett

                               PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Common Stock of the Corporation for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Dow Jones Life Insurance Industry Index over the same period (assuming the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Dow Jones Life Insurance Industry Index on December 31, 1988, and the reinvestment of all dividends).

                     COMPARISION OF CUMULATIVE TOTAL RETURN
 UNUM, the S&P 500 Index, and the Dow Jones Life Insurance Index ("Peer Index")
                      (assumes $100 invested at 12/31/88)

                                1988   1989   1990   1991   1992   1993
                                -----  -----  -----  -----  -----  -----
UNUM..........................    100    181    178    314    417    419
S&P 500 Index.................    100    132    128    166    179    197
Peer Index....................    100    159    136    202    264    263

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table shows compensation paid for the fiscal years 1993, 1992 and 1991 by the Corporation or by UNUM Life Insurance Company of America ("UNUM America"), a wholly-owned subsidiary of the Corporation, to the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                               COMPENSATION AWARDS(2)
                                                             --------------------------
                                      ANNUAL COMPENSATION                    NUMBERS OF        OTHER
                                      --------------------    RESTRICTED     SECURITIES   ---------------
NAME AND                                        INCENTIVE        STOCK       UNDERLYING      ALL OTHER
PRINCIPAL POSITION              YEAR   SALARY   PAYMENT(1)     AWARD(3)       OPTIONS     COMPENSATION(4)
- ------------------------------  ----  --------  ----------   -------------   ----------   ---------------
James F. Orr III..............  1993  $606,154   $454,600       $390,500       30,000         $27,439
Chairman and CEO                1992  $603,462   $543,100       $350,911       38,100         $27,276
                                1991  $542,154   $525,000       $      0            0         $27,163
Stephen B. Center.............  1993  $341,692   $212,300       $151,250       11,500         $ 8,994
Executive Vice President        1992  $338,077   $202,800       $140,364       15,200         $ 8,728
                                1991  $305,385   $183,200       $      0            0         $ 8,475
W. Francis Brennan............  1993  $286,077   $178,200       $129,250        9,900         $ 8,994
Executive Vice President        1992  $283,731   $170,200       $121,895       13,100         $ 8,728
                                1991  $247,692   $166,000       $      0            0         $ 8,475
Kevin P. O'Connell............  1993  $249,558   $120,600       $ 77,000        5,900         $ 8,994
Senior Vice President           1992  $243,693   $127,900       $ 81,264        8,700         $ 8,728
                                1991  $213,000   $117,400       $      0            0         $ 8,475
Peter J. Moynihan.............  1993  $225,846   $112,400       $ 77,000        5,850         $ 6,288
Senior Vice President           1992  $226,615   $149,600       $ 81,264        8,900         $ 8,728
                                1991  $209,231   $110,900       $      0            0         $ 8,210

- ------------
(1) Cash incentive payments for 1993, 1992 and 1991 performance have been listed in year earned, but were actually paid in the following fiscal year.
(2) Awards listed were granted pursuant to the Corporation's 1990 Long-Term Stock Incentive Plan. In 1991, the Corporation decided to change the timing of its annual grant of awards under the plan. The grant, which customarily would have been made in December of 1991, was deferred until February of 1992 and, therefore, no grant is reflected on the table as having been made during calendar year 1991.
(3) The restrictions may lapse on from 50% to 100% of the shares represented by the Restricted Stock Awards shown for each named executive provided that the Corporation attains targeted three-year financial goals and that the executive remains in the Corporation's employ as provided in the 1990 Long-Term Stock Incentive Plan. No shares will be paid out if the Corporation fails to attain the threshold financial measure established by the Compensation Committee. The aggregate number and market value of shares of restricted stock held by the five named executives as of December 31, 1993 were as follows: Mr. Orr (36,000, $1,903,500), Mr. Center (15,550,
     $822,206), Mr. Brennan (11,450, $605,419), Mr. O'Connell (7,400,  $391,275)
     and Mr. Moynihan (8,800, $465,300).

(4)  The stated amounts are the Corporation's matching contributions to the UNUM
     Employees Retirement Savings Plan and Trust and, additionally in the case of Mr. Orr, insurance premiums paid by the Corporation with respect to term life insurance in the amounts of $18,445, $18,548 and $18,688 during the years 1993, 1992 and 1991, respectively.

                       STOCK OPTION GRANTS IN FISCAL 1993

                            NUMBER OF
                            SECURITIES   % OF TOTAL OPTIONS                                     POTENTIAL REALIZED VALUE
                            UNDERLYING       GRANTED TO                                             AT EXPIRATION(2)
                             OPTIONS        EMPLOYEES IN         EXERCISE     EXPIRATION    ---------------------------------
NAME                        GRANTED(1)       FISCAL YEAR          PRICE          DATE       0%($)       5%($)        10%($)
- -------------------------   ----------   -------------------    ----------    ----------    ------    ----------   ----------
James F. Orr III.........      30,000           2.9%            $ 55.06         2/12/03     $0        $1,038,817   $2,632,474
Stephen B. Center........      11,500           1.1%            $ 55.06         2/12/03     $0        $  398,213   $1,009,115
W. Francis Brennan.......       9,900           1.0%            $ 55.06         2/12/03     $0        $  342,810   $  868,716
Kevin P. O'Connell.......       5,900           0.6%            $ 55.06         2/12/03     $0        $  204,301   $  517,720
Peter J. Moynihan........       5,850           0.6%            $ 55.06         2/12/03     $0        $  202,569   $  513,332

- ------------
(1) Options were granted on February 12, 1993, based on the fair market value on that date and became fully exercisable on February 12, 1994. Each optioned share was granted in tandem with a limited stock appreciation right entitling the optionee to receive the cash value of the option in the event of a change of control of the Corporation.
(2) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Corporation's estimate of future stock price growth.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1993
                           AND FISCAL YEAR-END VALUES

                                                                                            VALUES OF UNEXERCISED
                                                              NUMBER OF SECURITIES              IN-THE-MONEY
                                  SHARES                     UNDERLYING UNEXERCISED           OPTIONS AT FISCAL
                                 ACQUIRED                  OPTIONS AT FISCAL YEAR-END            YEAR-END(1)
                                ON EXERCISE     VALUE      --------------------------  -------------------------------
NAME                            OF OPTIONS     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE     UNEXERCISABLE
- ------------------------------  -----------  ------------  -----------  -------------  ------------  -----------------
James F. Orr III..............      55,000   $  1,887,656     138,100        30,000    $  3,532,485      $       0
Stephen B. Center.............      42,000   $  1,374,767      15,200        11,500    $    245,100      $       0
W. Francis Brennan............      31,500   $  1,002,312      13,100         9,900    $    211,238      $       0
Kevin P. O'Connell............      26,000   $    859,637       8,700         5,900    $    140,288      $       0
Peter J. Moynihan.............      12,500   $    501,844      30,900         5,850    $    785,762      $       0

- ------------
(1) Potential unrealized value is (i) the fair market value at December 31, 1993 ($52.875 per share) less the option exercise price times (ii) number of shares acquired on exercise of options.

                              SEVERANCE AGREEMENTS

    The Corporation has entered into severance agreements (the "Severance Agreements") with certain officers including each of the five named executives, providing for payments and other benefits to the officer if, within two years after a Change in Control of the Corporation, as defined in the Severance Agreements, his or her employment is terminated (a) involuntarily other than for willful and continued failure by the officer to substantially perform his or her duties or willful conduct which is demonstrably and materially injurious to the employer; or (b) voluntarily by the officer, if for Good Reason as defined in the Severance Agreements. Under the Severance Agreements, an officer whose employment so terminates will receive, in addition to accrued salary and pro-rated incentive compensation, (1) a lump sum payment equal to three times the sum of his or her salary in effect at termination or immediately prior to the Change in Control, whichever is greater, plus three times the average of the annual incentive compensation awards received by the officer during the preceding three years; (2) a lump sum payment equal to the present value of the reduction in retirement payments resulting from the termination, assuming employment had continued for three additional years; and (3) continuation of life, disability, and accident and health insurance benefits for a maximum of three years except to the extent that equivalent benefits are provided by a subsequent employer.

    In the event of a Potential Change in Control, as defined in the Severance Agreements, the Corporation is obligated to fund a trust in an amount sufficient to provide for all cash payments under the Severance Agreements.

                                  PENSION PLAN

    The following table illustrates the combined estimated annual benefits payable under the UNUM Employees Pension Plan and Trust, the Supplemental Retirement Plan and the Supplemental Executive Retirement Plan upon normal retirement of participants with varying Final Average Earnings and years of credited service. The amounts are calculated on the basis of payments for the life of a participant who is 65 years of age. As of December 31, 1993, Messrs. Orr, Center, Brennan, O'Connell and Moynihan had 7, 31, 9, 25 and 21 whole years of credited service. If each of the named executives were to continue their emplyment until age 65, their respective years of credited service would be 21, 40, 17, 42 and 36 for purposes of computing benefits.

                                             ESTIMATED ANNUAL BENEFITS BY YEARS OF CREDITED SERVICE
FINAL AVERAGE            ----------------------------------------------------------------------------------------------
 EARNINGS                    10          15          20          25          30          35          40          45
- -----------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
$    300,000  .........  $   60,900  $   98,400  $  135,900  $  143,000  $  158,000  $  173,000  $  188,000  $  203,000
     400,000  .........      85,900     135,900     185,900     193,000     213,000     233,000     253,000     273,000
     500,000  .........     110,900     173,400     235,900     243,000     268,000     293,000     318,000     343,000
     600,000  .........     135,900     210,900     285,900     293,000     323,000     353,000     383,000     413,000
     700,000  .........     160,900     248,400     335,900     343,000     378,000     413,000     448,000     483,000
     800,000  .........     185,900     285,900     385,900     393,000     433,000     473,000     513,000     553,000
     900,000  .........     210,900     323,400     435,900     443,000     488,000     533,000     578,000     623,000
   1,000,000  .........     235,900     360,900     485,900     493,000     543,000     593,000     643,000     693,000
   1,100,000  .........     260,900     398,400     535,900     543,000     598,000     653,000     708,000     763,000
   1,200,000  .........     285,900     435,900     585,900     593,000     653,000     713,000     773,000     833,000

    Under the UNUM Employees Pension Plan and Trust (the "Pension Plan"), normal retirement benefits payable to a participant retiring after 25 years or more of service on a normal retirement date (age 65) will be equal to 50% of the participant's Final Average Earnings plus an additional 1% for each year of service over 25 years, minus 50% of the participant's primary social security amount. A participant retiring on a normal retirement date who has not completed 25 years of service will receive a benefit as determined by a formula explained in the Pension Plan document. Benefits of a participant retiring before or after age 65 will be adjusted using factors contained in the Pension Plan document.

    Final Average Earnings are defined as the average of basic earnings plus incentives for the five consecutive years in which earnings were the highest within the last ten years of credited service. The primary social security amount is defined as the monthly benefit amount available to the participant as of the normal retirement date under the provisions of Title II of the Social Security Act in effect at the time of termination of employment. Accrued benefits are 100 percent vested after five years of service.

    The Supplemental Retirement Plan provides benefits equal to the difference between what the Pension Plan can pay per the maximums imposed by Sections 401(a)(17) and 415 of the Code and what the Pension Plan would otherwise have paid pursuant to the benefit formula had these maximums not existed. All participants in the Pension Plan who retire or terminate after January 1, 1983, and are affected by the maximums are eligible to participate in the Supplemental Retirement Plan.

    The Supplemental Executive Retirement Plan provides benefits for executives, including all executive officers of the Corporation, who have been designated to participate by the Corporation's board. The benefits equal 2.5% of the participant's Final Average Earnings for all years of credited service, up to a maximum of 20 years, less the sum of the participant's Social Security benefit, benefits payable from the Supplemental Retirement Plan, and the benefits payable from the Pension Plan.

                           OFFICER SECURITIES REPORTS

    Rule 14a-101 under the Exchange Act requires that late filings of beneficial statements be disclosed within a company's proxy statement. Based solely on its review of the copies of beneficial ownership statements received by it, or written representations from certain reporting persons that no beneficial ownership statements were required for those persons, the Corporation believes that during 1993 all beneficial ownership statements under Section 16(a) of the Exchange Act that were required to be filed by executive officers and directors of the Corporation in their personal capacities were filed in a timely manner, with the exception of one instance regarding Mr. Moynihan. Mr. Moynihan inadvertently omitted disclosure on his 1992 Form 5 annual statement of an exempt gift of five shares of the Corporation's Common Stock. He has since amended his annual report to disclose that gift.

                           PROPOSALS OF STOCKHOLDERS

    In order for proposals of stockholders to be included in the proxy materials for presentation at the 1995 Annual Meeting of Stockholders, such proposals must be received by the Corporate Secretary no later than November 29, 1994.

                             ADDITIONAL INFORMATION

    The Corporation will bear the cost of soliciting proxies from its stockholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Corporation will reimburse these institutions for out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited personally or by telephone by the directors, officers and employees of the Corporation or its subsidiaries. The Corporation has engaged Georgeson & Company Inc. to assist in soliciting proxies for a fee of approximately $7,500 plus reasonable out-of-pocket expenses.

                                          KEVIN J. TIERNEY
                                          SECRETARY

P R O X Y

                             UNUM CORPORATION

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 13, 1994

The undersigned hereby appoints as Proxies, James F. Orr III, Kevin J. Tierney, and Stephen B. Center, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of UNUM Corporation held of record by the undersigned on March 15, 1994, at the Annual Meeting of Stockholders to be held on May 13, 1994, or any adjournment thereof.

Election of Directors, Nominees:
Gayle O. Averyt, Kenneth S. Axelson, Gwain H. Gillespie, Cynthia A. Montgomery and James L. Moody, Jr.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARE UNLESS YOU SIGN AND RETURN THIS CARD.

SEE REVERSE SIDE

/x/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

- --------------------------------------------------------------------------------
    For          Withheld
1.  Election of Directors. (mark only one)

    For           Against            Abstain
2. Proposal to ratify the appointment of Coopers & Lybrand as the independent auditors of the Corporation.
- --------------------------------------------------------------------------------


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(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
THAT NOMINEE'S NAME ON THE SPACE PROVIDED TO THE LEFT.)


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, EACH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


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